Exhibit 99.1

THE CHILDREN’S PLACE, INC. ANNOUNCES CEO TRANSITION

SECAUCUS, N.J., May 21, 2024 — The Children’s Place, Inc. (Nasdaq: PLCE), an omni-channel children’s specialty portfolio of brands with an industry-leading digital-first model, today announced the departure of Jane Elfers, President and CEO, and announced the appointment of Muhammad Umair as the new President and Interim CEO, effective May 20, 2024.

The Company thanks Jane for her dedication to the Company and wishes her well in her next chapter. Jane Elfers said, “I want to thank the entire team at The Children’s Place for their hard work and dedication, and I wish them the best of luck.”

Mr. Umair and the Board are focused on continuing to build the Company’s position as a global best-in-class specialty retailer. In his capacity as Director, Mr. Umair has been immersed in the Company’s portfolio of brands, retail and wholesale network, and strategy to deliver great products and shopping experiences to its customers, including meeting with the leadership team and employees at the Company’s stores and distribution facilities, and engaging with its network of suppliers and partners.

The Board is committed to a seamless transition as it conducts a search for a permanent CEO.

Mr. Umair said, “I am deeply honored and excited to be appointed as the President and Interim CEO of The Children’s Place. I extend my heartfelt gratitude to the Board of Directors for putting its trust and confidence in my leadership. The Children’s Place and our portfolio of brands have a strong connection to our customers, and I look forward to leveraging the many opportunities ahead in the children’s apparel retail segment.”

Mr. Umair further added, “My focus will be to foster growth through innovation, deliver exceptional value to our customers and drive returns for shareholders. I look forward to collaborating with the Board and our whole team to achieve new heights of success for The Children’s Place.”

Additional details can be found in the Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Muhammad Umair Biography

Mr. Umair joined the Board in February 2024. Prior to his appointment as President and Interim Chief Executive Officer of the Company, Mr. Umair was a Senior Advisor for Origin Funding Partners, a global trade finance fund, where he was responsible for credit, recovery, and due diligence. Prior to joining Origin, Mr. Umair held positions in various organizations, including Head of Advisory at Armacom and Senior Auditor at Ernst & Young. He is a Chartered Accountant and associate member of the Institute of Chartered Accountants of Pakistan and the Institute of Chartered Accountants in England and Wales. Mr. Umair is a seasoned professional with over 17 years of extensive experience in financial and investment management. His range of expertise spans raising, deploying and managing capital across multiple sectors in various countries. His experience also includes corporate advisory, operational and financial due diligence, and audit.

About The Children’s Place

The Children’s Place is an omni-channel children’s specialty portfolio of brands with an industry-leading digital-first model. Its global retail and wholesale network includes four digital storefronts, more than 500 stores in North America, wholesale marketplaces and distribution in 16 countries through six international franchise partners. The Children’s Place designs, contracts to manufacture, and sells fashionable, high-quality apparel, accessories and footwear predominantly at value prices, primarily under its proprietary brands: “The Children’s Place”, “Gymboree”, “Sugar & Jade”, and “PJ Place”. For more information, visit: www.childrensplace.com and www.gymboree.com, as well as the Company’s social media channels on Instagram, Facebook, X, formerly known as Twitter, YouTube and Pinterest.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and results of operations, including adjusted net income (loss) per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 3, 2024. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unable to achieve operating results at levels sufficient to fund and/or finance the Company’s current level of operations and repayment of indebtedness, the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions (including inflation), the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions, disruptions and higher costs in the Company’s global supply chain, including resulting from disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under securities, consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, risks related to the existence of a controlling shareholder, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Children’s Place Contact:

Investor Relations (201) 558-2400 ext. 14500

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